Form of

Amended and Restated Schedule A

Dated February 1, 2016

to the

Expense Limitation/Reimbursement Agreement dated January 25, 2011 between

Equinox Funds Trust And Equinox Funds Management, LLC, as Assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015 Between Equinox Fund

Management, LLC and Equinox Institutional Asset Management, LP

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date

Equinox Chesapeake Strategy Fund	1.10%	Commencement of Operations	January 31, 2017

Equinox Crabel Strategy Fund	1.10%	Commencement of Operations	January 31, 2017
	2.00%	January 31, 2017	January 31, 2027

Equinox Campbell Strategy Fund	1.10%	Commencement of Operations	May 19, 2013
	0.90%	May 20, 2013	January 31, 2017

Equinox Quest Tracker Index Fund	1.10%	Commencement of Operations	January 31, 2017

Equinox BH-DG Strategy Fund	1.10%	Commencement of Operations	January 31, 2017
	2.00%	January 31, 2017	January 31, 2027

Equinox BlueCrest Systematic Macro Fund	0.79%	Commencement of Operations	July 29, 2016

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:
Name:	Robert J. Enck
Title:	President

Signature Page – Schedule A to Expense Limitation Agreement